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                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of The
                         Securities Exchange Act of 1934

                  (Amendment No. ............................)

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
    240.14a-12

                                   PURUS, INC.
 -----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                    PURUS STOCKHOLDERS' PROTECTIVE COMMITTEE
 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

       ----------------------------------------------------------------------

    2) Aggregate number of securities to which transaction applies:

       ----------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

       ----------------------------------------------------------------------

    4) Proposed maximum aggregate value of transaction:

       ----------------------------------------------------------------------

    5) Total fee paid:

       ----------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

       ----------------------------------------------------------------------

    2) Form, Schedule or Registration Statement No.:

       ----------------------------------------------------------------------

    3) Filing Party:

       ----------------------------------------------------------------------

    4) Date Filed:

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                                                              PRELIMINARY COPIES


                    PURUS STOCKHOLDERS' PROTECTIVE COMMITTEE

To the Stockholders of Purus, Inc.:

                  The Purus Stockholders' Protective Committee (the "Committee") is seeking your support to prevent the establishment of a quorum at the 1996 Annual Meeting of Stockholders scheduled to be held by Purus, Inc. (the "Company") on November 22, 1996, at 600 California Street, Suite 1300, San Francisco, California, at 10:00 a.m., local time (the "Annual Meeting"). At the Annual Meeting, the Company's management is requesting a stockholder vote to elect the Company management's slate of five directors and to approve a cash dividend in the amount of $3.00 per share on all outstanding shares of the Company's common stock (the "Dividend").

                  The Committee is concurrently soliciting, by a separate proxy statement (the "Special Meeting Proxy"), the vote of the Company's stockholders to remove two of the three current directors of the Company at a special meeting of the Company's stockholders to be held on November 20, 1996 (the "Special Meeting"). The Special Meeting has been called by a group of stockholders who hold over 26% of the outstanding shares of the Company's common stock. The Committee is soliciting votes at the Special Meeting because it believes that recent actions of the existing Board of Directors have been a principal cause of the Company's poor financial performance and have deprived the Company of the opportunity to grow and become profitable. Moreover, the proposed Dividend is, in the Committee's opinion, destructive to the Company and, if consummated, would drain the Company of the resources necessary for it to expand and develop.

                  In the event that the Committee's proposal to remove a majority of the current Board of Directors pursuant to the Special Meeting Proxy is approved, the Committee will recommend that the remaining director fill the resulting vacancies in the Board and adjourn and reschedule the Annual Meeting to no later than February 1997. The Committee believes that the newly constituted Board would have the right to adjourn the Annual Meeting, but that the apparent presence of a quorum at the adjourned Annual Meeting scheduled by the existing Board for November 22, 1996, and the holding of a purported election thereat would lead to confusion of the Company's stockholders and the likely commencement of litigation to determine the proper composition of the Company's Board of Directors.

                  Accordingly, we urge you to help prevent the establishment of a quorum at the Annual Meeting by following these instructions:

         1. DO NOT SIGN OR DELIVER THE WHITE PROXY SENT TO YOU BY THE COMPANY OR ATTEND THE ANNUAL MEETING IN PERSON.

         2. IF YOU HAVE ALREADY RETURNED A WHITE PROXY CARD SENT TO YOU BY THE COMPANY, YOU MAY REVOKE YOUR PROXY BY DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF THE COMPANY OR A LATER DATED BLUE PROXY CARD, ENCLOSED HEREIN, FOR THE ANNUAL MEETING TO THE COMMITTEE C/O MORROW & CO., INC.

                                                     The Purus Stockholders'
                                                     Protective Committee



                                                     Peter Friedli
                                                     Hans C. Ochsner

November 5, 1996

The enclosed BLUE proxy may be revoked by you at any time prior to exercise, and if you are present at the Annual Meeting you may, if you wish, revoke your proxy at that time and exercise your right to vote your shares personally.

                                                              PRELIMINARY COPIES

                       1996 ANNUAL MEETING OF STOCKHOLDERS

                                       OF

                                   PURUS, INC.

                                   ----------

                               PROXY STATEMENT OF

                    PURUS STOCKHOLDERS' PROTECTIVE COMMITTEE

                  This Proxy Statement is furnished by the Purus Stockholders' Protective Committee (the "Committee") to the holders of shares of common stock, par value $.01 per share ("Common Stock"), of Purus, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies in connection with 1996 Annual Meeting of Stockholders to be held by the Company, and at any adjournment(s) thereof (the "Annual Meeting"). The Company's proxy statement for the Annual Meeting states that the Annual Meeting will be held on November 22, 1996, at 600 California Street, Suite 1300, San Francisco, California, at 10:00 a.m., local time. At the Annual Meeting, the Company's management is requesting a stockholder vote to elect the Company management's slate of five directors and to approve a cash dividend in the amount of $3.00 per share on all outstanding shares of the Company's common stock (the "Dividend"). Proxies are being solicited pursuant to this Proxy Statement to prevent the establishment of a quorum at the Annual Meeting. See "Procedures for Preventing Quorum" below.

                  The enclosed proxy and this Proxy Statement are being transmitted to stockholders of the Company on or about November 5, 1996.

                  The Committee is concurrently soliciting, by a separate proxy statement (the "Special Meeting Proxy"), the vote of the Company's stockholders to remove two of the three current directors of the Company. Such vote is to be held at a Special Meeting of Stockholders called by the holders of over 26% of the outstanding shares of the Company's Common Stock scheduled to be held on November 20, 1996 (the "Special Meeting").

                  The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote will constitute a quorum. Abstentions and broker non-votes (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is


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                                                                               2

not empowered to vote on a particular proposal), subject to applicable law and rules, are counted as present for purposes of determining whether a quorum is present.

                  The Company has fixed the close of business on October 15, 1996 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date"). Only stockholders of record at the close of business on such Date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment(s) thereof. According to information provided by the Company, an aggregate of 651,192 shares of Common Stock were outstanding at the close of business on the Record Date. Accordingly, the establishment of a quorum at the Annual Meeting would require the presence, in person or by proxy, of at least 325,597 shares of Common Stock. The members of the Committee beneficially owned an aggregate of 28,334 shares of Common Stock as of the Record Date and will not submit proxies in respect of, or attend, the Annual Meeting. The Company's stockholders do not have cumulative voting rights. The Company has no other class of voting securities entitled to vote at the Annual Meeting.

                  If you have any questions or require any assistance in connection with this solicitation, please call Morrow, toll free in the United States at telephone no. (800) 662-5200, or collect outside of the United States at telephone no. (212) 754-8000.

                           PROPOSALS AT ANNUAL MEETING

                  At the Annual Meeting, the Company is soliciting stockholder approval of the following proposals:

                  1. The election of Russell K. Burbank, Michael V. Dettmers, Reinhard Siegrist, Bruce Collard and Hans C. Ochsner as directors of the Company;

                  2. The payment of the Dividend, such payment to be made on December 2, 1996; and

                  3. The appointment of KPMG Peat Marwick, LLP as independent accountants for the Company.

Assuming a quorum is present at the Annual Meeting, (i) a plurality of votes cast will be required for the election of directors, (ii) the affirmative vote of the holders of a majority of the Common Stock present at the Annual Meeting will be required for approval of the Dividend and (iii) the affirmative vote of the holders of a majority of the Common Stock present at the Annual Meeting will be required for


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                                                                               3

appointment of KPMG Peat Marwick LLP as independent accountants for the Company.

                  In light of the Committee's proposal to remove a majority of the current Board of Directors at the Special Meeting to be held two days prior to the Annual Meeting, and the Committee's recommendation to adjourn the Annual Meeting if its proposal is approved, the Committee believes that it would be confusing to stockholders if the scheduled Annual Meeting were held and recommends that stockholders act to prevent the establishment of a quorum at the Annual Meeting. See "Reasons for This Solicitation--Reasons for Prevention of a Quorum" below.

                  See "Procedures for Preventing Quorum" below for an explanation of how you can prevent the holding of the scheduled Annual Meeting in respect of the above proposals.

                          BACKGROUND OF SPECIAL MEETING

                  Demand for Special Meeting. By letter to the Company dated June 6, 1996 (the "June 6 Letter"), Peter Friedli, a member of the Committee, together with certain owners of the Company's Common Stock, Banca Novara (Suisse) ("Novara"), Courtag AG ("Courtag"), Experta AG, Lombard Odier Zurich AG ("Lombard"), Swiss American Securities Inc. ("SASI"), Cofinvest 97 Ltd. ("Cofinvest") and Rahn & Bodmer ("R&B"), holders in the aggregate of over 26% of the Company's outstanding Common Stock, requested a special meeting of stockholders pursuant to Section 211(d) of the Delaware General Corporation Law ("Delaware Law") and Article III, Section 6 of the Company's By-laws to consider the removal of the Company's Board members. Under such section of the By-laws, a special meeting of the Company's stockholders may be called by the holders of shares of Common Stock entitled to cast not less than 20% of the votes at the meeting. Under Section 141(k) of Delaware Law, any director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

                  Response of the Company to the Committee's Request for Special Meeting. On August 1, 1996, Russell K. Burbank, Chairman of the Board, President and Chief Executive Officer of the Company, advised Mr. Friedli in writing that the stockholders who had requested the Special Meeting in the June 6 Letter did not constitute the holders of record of at least 20% of the outstanding Common Stock. In response, by letter dated August 8, 1996 (the "August 8 Letter"), Mr. Friedli confirmed that certain of the stockholders listed in the June 6 Letter, namely Novara, SASI, Lombard, Cofinvest, R&B and himself, were indeed the holders of shares of Common


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                                                                               4

Stock entitled to cast greater than 20% of the votes at a special meeting of stockholders. Mr. Friedli also demanded a list of the Company's stockholders in accordance with Delaware Law in preparation for the requested Special Meeting, which he received from the Company on August 15, 1996.

                  On August 27, 1996, Mr. Friedli submitted a Memorandum to the Board of Directors of the Company asserting certain conditions for cancellation of the requested Special Meeting. Such conditions included the resignation of Michael V. Dettmers from the Board and the naming of Reinhard Siegrist and Hans
C. Ochsner as two of the three directors to be elected at the Company's next scheduled annual meeting. Each of Messrs. Dettmers, Siegrist and Ochsner are nominees of the Company for election to the Board of Directors at the Annual Meeting. However, Mr. Ochsner has informed the Company that he does not wish to serve as a nominee for the Company. In addition, in the Special Meeting Proxy the Committee is not seeking to remove Mr. Siegrist from the Board and has recommended that he appoint Mr. Ochsner to fill one of the vacancies that would be created in the Board in the event that the Committee's proposal to remove Messrs. Burbank and Dettmers from the Board is approved. Mr. Friedli has not received a response from the Board to this Memorandum as of the date of this Proxy Statement. In fact, the Company's Board of Directors has, by resolution, increased the size of the Board to five and included Mr. Dettmers in its slate of directors proposed for election at the Company's Annual Meeting.

                  Filing of Schedule 13D. On October 22, 1996, Peter Friedli, Cofinvest, Courtag, Lombard and the beneficial owners of the Common Stock held as nominees by the other entities signing the June 6 Letter (the "Group")* filed a Schedule 13D with the Securities and Exchange

--------
* On August 15, 1996, Courtag sold all shares of Common Stock beneficially owned by it and, on August 28, 1996, Silvano Caminelli sold all shares of Common Stock beneficially owned by him. As a result, the Group, as of the date of this Proxy Statement, includes Peter Friedli, Rose Rita Graetz, who beneficially owns certain shares of Common Stock held in nominee name by R&B and certain shares of Common Stock held in nominee name by Lombard, Lombard, FCF, which shares beneficial ownership of certain shares of Common Stock with Cofinvest, Cofinvest, Great Eslyn Side Inc., which beneficially owns shares of Common Stock held in nominee name by SASI, and Hans C. Ochsner, who is a member of the Committee.


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                                                                               5

Commission (the "Commission"), in accordance with the Securities Exchange Act of 1934. Such Schedule 13D disclosed the formation of a group for the purpose of holding a special meeting to consider the removal of two of the three current directors of the Company. As of the date hereof, the Committee has received executed proxies for the Special Meeting from each member of the Group representing an aggregate of 171,507 shares of Common Stock, or approximately 26% of the outstanding Common Stock, as of the Record Date, instructing the Committee to vote FOR the removal of such directors.

                  Scheduling of Special Meeting. Article III, Section 6 of the Company's By-laws provides that the Board of Directors shall determine the time and place of a special meeting demanded by the Company's stockholders, which shall be held not less than 35 nor more than 120 days after the Board's receipt of the request for such meeting, and shall provide notice to the Company's stockholders of the special meeting. If such notice has not been given within 60 days of the Board's receipt of such request, the persons requesting the special meeting may set the time and place of the meeting. The Board has not provided notice of the Special Meeting to the Company's stockholders. As a result, the Committee has set the date of the Special Meeting for November 20, 1996, which is within 120 days of August 8, 1996, the date as of which the Committee redemanded the Special Meeting in response to the Company's claim that the June 6, 1996 request had not complied with the provisions of the Company's By-laws. See "--Response of the Company to the Committee's Request for Special Meeting" above.

                  The Committee has set the date of the Special Meeting for two days prior to the date of the Annual Meeting so that the Committee can seek to prevent the election of the slate of directors proposed by the Company and the reconstituted Board of Directors can develop a plan for the future growth of the Company, including reexamining the prudence of the Dividend. See "Reasons for the Committee's Special Meeting Proposal" below. The failure of the current Board to respond to the August 8 Letter demanding a Special Meeting has resulted in the necessity of the Committee holding the Special Meeting at a date so near to the date of the Annual Meeting. In addition, the Company's By-laws contain certain timing and other restrictive provisions in respect of the nomination of directors and afford the chairman of the Company's Annual Meeting significant discretion in declaring such nominations defective. In light of these provisions, and the failure of the Company to respond to the Group's request for a special meeting, the Committee determined that it was more advisable for it to call its own meeting.


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                                                                               6



              REASONS FOR THE COMMITTEE'S SPECIAL MEETING PROPOSAL

         In reaction to the troubled history of the Company discussed below, and because they believe that the policies of the current Board of Directors were and are not directed towards maximizing stockholder value, Peter Friedli and Hans C. Ochsner decided to form the Committee and make this proxy solicitation and the proxy solicitation in connection with the Special Meeting.

         I. The Company has performed poorly since its initial public offering. The following facts plainly demonstrate the poor performance of the Company--facts for which the current Board must take ultimate responsibility.

                  1. Decline in Stock Price. The trading price of the Company's Common Stock has declined dramatically. As adjusted to reflect the Company's one-for-ten reverse stock split effected in November 1995, the initial public offering price per share of the Common Stock was $140 ($14 without adjustment for the reverse stock split), but the Common Stock closed at only $5.25 per share on October 18, 1996. The following graph demonstrates the dramatic decrease in the trading price of the Common Stock from the date of the Company's initial public offering through October 18, 1996.



           11/11/93  6/30/94  12/30/94  6/30/95  12/29/95  6/28/96  10/18/96
           --------  -------  --------  -------  --------  -------  --------

Closing    $140.00    $70.00   $13.75   $9.375    $2.125    $3.875   $5.25
Price



In addition, as a result of the substantial decrease in the Company's stockholders' equity (see "--Decline in Stockholders' Equity and Company Losses" below), the Company was recently delisted from The Nasdaq National Market. The Common Stock presently trades on The Nasdaq SmallCap Market, which generally affords less liquidity to investors than The Nasdaq National Market. In addition, the Company has been advised by The Nasdaq Stock Market that it is "on-notice" with respect to its listing on The Nasdaq SmallCap Market and that it must inform the Nasdaq Listing Qualifications Committee of "a significant change in circumstances or the elimination of its operations". A delisting of the Common Stock from The Nasdaq SmallCap Market would impair its liquidity even more severely. Moreover, the Committee expects the Common Stock's trading price may continue to decline as a result of the lack of a viable plan by the current Board of Directors for the future of the Company.

                  2. Decline in Stockholders' Equity and Company Losses. The stockholders' equity of the Company has substantially decreased from over $24 Million as of December 31, 1993 to approximately $4 Million as of September 28,


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                                                                               7

1996. As a result, the Company was delisted from The Nasdaq National Market in May 1996. See "--Decline in Stock Price" above. In addition, the Company has incurred cumulative net losses of over $41 Million from its inception through September 28, 1996.

                  3. No Remaining Operating Assets. In May 1996, the Company consummated the license and sale of technology and operations representing substantially all of the Company's operating assets. In connection with such sale, the Company discontinued the development, manufacture and marketing of air pollution control systems, which prior to the license and sale had constituted substantially all of its operations. The Company has no present active operations and its primary function is to manage obligations and liabilities of the Company not included in the license and sale. As a result of the sale and discontinuation of its operating business, the Company's management has stated that it intends to seek and evaluate potential acquisitions of businesses, products, technologies and companies. However, it has indicated that it has no present understandings, commitments or agreements with respect to any such acquisitions. See page 12 of the Preliminary Proxy Statement with respect to the Annual Meeting filed by the Company with the Commission on October 7, 1996. Accordingly, the facts, as confirmed by Company management's own statements, indicate that the Company has no present viable plan for its future development. In any event, the Committee believes that payment of the Dividend would drain the Company's assets, thereby impairing its ability to consummate any proposed acquisitions it may identify. See "--Lack of Viable Plan or Sufficient Funds for Acquisitions" below.

                  II. The current Board of Directors has no viable plan for the expansion and development of the Company and the proposed Dividend is inconsistent with its stated intention to acquire new businesses. The Committee believes that actions taken and proposed to be taken by the present Board of Directors have harmed and could seriously further harm the Company.

                  1. Lack of Viable Plan or Sufficient Funds for Acquisitions. Apparently consistent with its announced plan to acquire new business opportunities, the current Board of Directors has stated that it does not intend to liquidate the Company. However, as discussed above, the Company has no active operations or present agreements or commitments to acquire any new businesses. The Company's only valuable assets are its cash and short-term investments, totalling approximately $6.2 Million as of September 28, 1996. While


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                                                                               8

these funds could be used to pursue new business opportunities for the Company, the current Board has proposed payment of the Dividend, which would deprive the Company of over $1.9 Million, representing a significant portion of the Company's cash and other current assets. Without such funds, and the absence of any reasonably foreseeable future revenue because of the discontinuance of its active operations, the current Board is undercutting its stated business strategy of making acquisitions. In fact, the Company has disclosed that payment of the Dividend could impair the Company's ability to meet its future obligations and potential liabilities, and that new financing may be required to maintain the Company's operations or to consummate an acquisition. See page A-9 of the Form 10-Q for the quarterly period ended September 28, 1996 filed by the Company on October 6, 1996 (the "Third Quarter 10-Q"). Assuming that the Company were even able to secure any such financing, the Company would incur obligations to pay interest and/or fees with respect thereto and the interests of the present stockholders of the Company could be significantly diluted if equity financings were effected. The Committee believes that it would be in the stockholders' best interests to cancel the proposed Dividend and conserve its cash while exploring acquisition opportunities. This would reduce the likelihood that the Company would need to secure additional financing, which there can be no assurance would be available, and, even if available, could be costly and dilutive to the Company's current stockholders.

                  2. Potential Liquidation. While the current Board has stated that it has no present intention to liquidate the Company, it is embarking on a course which may ultimately lead to liquidation, but liquidation of a more protracted and expensive nature. Payment of the Dividend would deprive the Company of funds to consummate acquisitions necessary for its continuance, which could effectively lead the Company toward liquidation. Rather than making the choice between requesting approval of the Company's stockholders to liquidate the Company, so that the stockholders would receive the full value of the current assets of the Company, or preserving funds to devote to its acquisition strategy, the Board is pursuing a half-way strategy that could slowly destroy the Company. The Committee believes that the course most advantageous to the Company's stockholders would be not to pay the Dividend, thereby permitting the Company to use its cash and other current assets to acquire a new business or technology. Such an acquisition could, although there can be no such assurance, increase the value of each stockholder's interests in the Company over time to an amount significantly higher than the $3.00 per share that each stockholder would receive upon payment of the Dividend. The


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                                                                               9

Committee is currently exploring certain potential businesses as candidates for acquisition by the Company which it would present to the newly constituted Board if the removal of the two directors sought hereby were approved. The Committee members have not had discussions with such candidates or indicated to them that they were acting on behalf of the Company. There can be no assurances that the acquisition of any of such candidates (or any others) would be consummated or that the terms of any such acquisitions would be favorable to the Company.

                  3. Lack of Acquisition Experience; Dependence on Friedli. The incumbent Board has stated that it is not experienced in seeking and evaluating potential acquisitions or in consummating such transactions and managing the resulting enterprises. See page A-9 of the Third Quarter 10-Q. The Board had anticipated the assistance of Mr. Friedli with the identification and evaluation of potential acquisition candidates in his former capacity as the Company's financial advisor. See page 5 of the Form 10-K for the fiscal year ended December 30, 1995 filed by the Company on April 1, 1996. However, the Company claims to have terminated its contract with Friedli Corporate Finance AG ("FCF"), the investment company of which Mr. Friedli was a principal prior to January 1, 1996 (see Appendix A hereto). In addition, Mr. Friedli is a member of the Committee which is proposing to replace the majority of the present Board. As a result, the Company cannot depend on the services of either FCF, a member of the Group, or Mr. Friedli in the future. The Committee believes that in light of the need of the Company to pursue acquisitions and the inexperience of the Company's present Board and management in such area, a new Board is necessary.

                  Given the poor financial and market performance of the Company, the lack of any viable plan by the current Board of Directors for the future expansion and development of the Company and the fact that the planned Dividend could result in the Company's inability to pursue its stated strategy of effecting acquisitions, the Committee believes that a majority of the Board should be removed and so that a newly constituted Board can reexamine the Company's proposed Dividend in light of all the circumstances and, in particular, what impact it would have on the Company's prospects.

                          REASONS FOR THIS SOLICITATION

                  Rescheduling of Annual Meeting. If the proposal of the Committee to remove two of the three current directors at the Special Meeting is approved by the Company's stockholders, the Committee will recommend that immediately following Mr. Siegrist's appointment of two (or more if the Board size remains at five) directors to fill the vacancies on the Board, the reconstituted Board would adjourn the Annual Meeting presently scheduled for November 22, 1996, in order to give it time to reexamine the merits of the Dividend and whether the continued service of Mr. Burbank as President of the Company is in the Company's best interests. The Committee will recommend that the Board will adjourn the Annual Meeting for a date no later than February 1997. At such rescheduled meeting, the stockholders would have an opportunity to vote upon the election of Mr. Siegrist and those persons whom he selects to fill vacancies as directors of the Company.

                  Reason for Prevention of a Quorum. The Committee believes that the newly constituted Board would have the right, under Delaware Law, to adjourn the Annual Meeting, but the apparent presence of a quorum at the adjourned Annual Meeting scheduled by the existing Board for November 22, 1996, and the holding of a purported election thereat, would lead to confusion of the Company's stockholders and the likely commencement of litigation to determine the proper composition of the Company's Board of Directors. Accordingly, we urge you not to deliver the WHITE proxy card sent to you by the Company in respect of the Annual Meeting, or to attend the Annual Meeting in person. By not delivering a proxy card or attending the Annual Meeting in person, the shares that you own will not be counted as present for purposes of establishing a quorum at the Annual Meeting. Unless at least 325,597 shares of Common Stock are represented at the Annual Meeting, in person or by proxy, a quorum will not exist thereat. The members of the Group have agreed not to submit proxies for, or attend, the Annual Meeting.

                  If you have already returned the WHITE proxy card to the Company, we urge you to sign, date and return the enclosed BLUE proxy card to the Committee to revoke such WHITE proxy card. The Company BLUE proxy card will be voted in accordance with your instructions on such card at the Annual Meeting.

                  You may vote for the election of the Company's slate of nominees for director or withhold authority to vote for the election of the nominees by marking the proper box on the BLUE proxy card. You may also withhold your vote for the Company's nominees by writing the name of such nominee in the space provided on the BLUE proxy card. If no marking is made, you will be deemed to have withheld your authority to vote for the election of all of the nominees.

                  THE COMMITTEE RECOMMENDS THAT YOU WITHHOLD YOUR AUTHORITY TO VOTE FOR THE ELECTION OF ALL OF THE COMPANY NOMINEES FOR DIRECTOR.

                  You may vote for, against or abstain from voting on the proposal to pay the Dividend and the proposal to appoint KPMG Peat Marwick LLP as independent accountants for the Company by marking the proper box on the BLUE proxy card. If no marking is made, you will be deemed to have voted against the proposal to pay the Dividend, and to have abstained from voting on the proposal to appoint KPMG Peat Marwick LLP as independent accountants for the Company.

                  THE COMMITTEE RECOMMENDS THAT YOU VOTE AGAINST THE PROPOSAL TO PAY THE DIVIDEND AND THAT YOU ABSTAIN FROM VOTING ON THE PROPOSAL TO APPOINT KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS FOR THE COMPANY.

                  Any proxy given to the Committee by a stockholder pursuant to this solicitation may be revoked by the stockholder at any time before it is exercised by written notification delivered to the Committee c/o Morrow & Co., Inc. ("Morrow"), 909 Third Avenue, 20th Floor, New York, New York 10022-4799,
Attention: Purus Stockholders' Protective Committee, by voting in person at the Annual Meeting or by executing and delivering another proxy bearing a later date to Morrow. Attendance by a stockholder at the Annual Meeting does not alone serve to revoke the proxy.

                                  THE COMMITTEE

                  The Committee consists of Peter Friedli and Hans C. Ochsner, who beneficially own an aggregate of 28,334 shares of Common Stock, representing approximately 4.4% percent of the outstanding shares of Common Stock. The other members of the Group beneficially own an aggregate of 143,173 additional shares of Common Stock, representing approximately 22% of the outstanding shares of Common Stock.

                  Mr. Friedli is an investment advisor to various foreign stockholders of the Company, including members of the Group, who beneficially own an aggregate of approximately 45% of the outstanding shares of Common Stock. Mr. Friedli believes that all or substantially all of such stockholders will deliver the proxies solicited by this Proxy Statement, but he has not contacted or solicited any of such clients with respect thereto, with the exception of the members of the Group whom he has contacted in accordance with applicable proxy rules. The Committee intends to solicit proxies directly from certain Company stockholders after the distribution hereof and to coordinate its solicitation efforts with those of Morrow.

                  Neither the Committee nor any of its members will earn any profits, commissions or other fees from the Company or otherwise in connection with the matters discussed herein. In addition, neither (i) Mr. Friedli or Mr. Ochsner or (ii) any other participant in the solicitation of this Proxy Statement or any associate thereof, other than FCF, was or is a party to any transaction or series of similar transactions since January 1, 1995, or any currently proposed transaction or series of similar transactions to which the Company or any subsidiary thereof was or is to be a party, in which the amount involved exceeds $60,000.

                  The Company retained FCF, of which Mr. Friedli served as principal until January 1, 1996, as its investment banker and financial advisor from the date of inception of the Company. Pursuant to the agreement with respect to such services between the Company and FCF (as amended, the "Advisory Agreement"), the Company has granted to FCF a right of first refusal to act as investment banker with respect to any issuance by the Company of equity or debt securities, and any acquisition or merger to which the Company is a party until December 31, 1999. The Company claims that it terminated the Advisory Agreement on July 22, 1996. FCF, however, believes that the Company may not unilaterally terminate the Advisory Agreement pursuant to the terms thereof, and that the term of the Advisory Agreement expires on December 31, 1999. Under the Advisory Agreement, the Company pays to FCF a monthly retainer, in addition to reimbursing expenses incurred and paying commissions on any funds raised on behalf of the Company by FCF. In 1995, the Company reimbursed FCF for $3,500 in expenses and paid $42,000 in fees. As of September 28, 1996, the Company claimed to have owed FCF and Mr. Friedli approximately $64,000 for past services. FCF, however, claims that compensation of approximately $100,000 in respect of 1996 is owed to FCF.

                  Additional information with respect to each of the members of the Committee is set forth on Appendix A hereto.

                             PRINCIPAL STOCKHOLDERS

                  The following table sets forth, as of the close of business on September 28, 1996, the beneficial ownership of Common Stock by (i) each person or group known by the Committee to be the beneficial owner of more than 5% of the Common Stock, (ii) each of the current members of the Board of Directors of the Company and the Company's nominee for election at the Annual Meeting, (iii) the Chief Executive

Officer of the Company and one former executive officer whose compensation for services rendered to the Company during 1995 exceeded $100,000 and (iv) all directors and executive officers of the Company as a group. Under the rules of the Commission, a person is deemed to be a beneficial owner of a security if such person has or shares the power to vote or direct the voting of such securities or the power to dispose of or to direct the disposition of such security. In general, a person is also deemed to be a beneficial owner of any securities (including options and warrants) which that person has the right to acquire within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities.



                                                                     Percentage
                                            Shares                       (%)
    Beneficial Owner and                 Beneficially               Beneficially
           Address                         Owned(1)                     Owned
    ---------------------               ------------                ------------

The Group(2)                               171,507                      26.3

Rose Rita Graetz(2)                         53,263                       8.2

Alan Gelband                                42,500                       6.5
30 Lincoln Plaza
New York, NY  10023

Great Eslyn Side                            41,699                       6.4
Inc.(2)

James M. Harris                             40,250                       6.2
15140 Pepper Lane
Saratoga, CA  95070

Friedli Corporate                           36,555                       5.6
Finance AG(2)

Cofinvest 97 Ltd.(2)                        36,555                       5.6


Russell K. Burbank(3)                       22,000(4)                    3.3


Stanton R. Creasey(3)                           --                        --


Michael V. Dettmers(3)                       2,000(5)                     *


Reinhard Siegrist(3)                         1,000(6)                     *



Bruce Collard(3)                                --(7)                     *

Hans C. Ochsner(2)                              --                        --


All current officers                        25,000                       3.7
and directors as a
group (three
persons)(8)


----------
*    Less than one (1%) percent of the outstanding shares of Common Stock.

(1) Except as indicated by footnote, to the Committee's knowledge, the persons or entities named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) See Schedule 13Ds filed with the Commission by the Group and certain of its members individually on October 22, 1996. The business address of each of such persons, for purposes hereof, is Freidli Corporate Finance AG, Freigutstrasse 5, 8002 Zurich, Switzerland. Friedli Corporate Finance AG and Cofinvest 97 Ltd. share beneficial ownership with respect to the shares set forth opposite their names.

(3) The business address of such person, for purposes hereof, is c/o Purus, Inc., 600 California Street, Suite 1300, San Francisco, CA 94108.

(4) Includes 15,000 shares subject to stock options exercisable within 60 days.

(5) Represents shares subject to stock options exercisable within 60 days. Does not include 1,000 shares subject to stock options that would be granted to Mr. Dettmers in the event that he is re-elected to the Board at the Annual Meeting. See "Special Meeting Proposal".

(6) Represents shares subject to stock options exercisable within 60 days. Does not include 1,000 shares subject to stock options that would be granted to Mr. Siegrist in the event that he is re-elected to the Board at the Annual Meeting. Mr. Siegrist is currently a director of the Company and is expected to remain as such following the Special Meeting. See "Special Meeting Proposal".

(7) Does not include 1,000 shares subject to stock options that would be granted to Mr. Collard in the event that Mr. Collard, a nominee of the Company's management, is elected to the Board at the Annual Meeting.

(8) Includes 18,000 shares subject to stock options exercisable within 60 days. Does not include 3,000 shares subject to stock options that would be granted to in the event that the current directors are re-elected to the Board at the Annual Meeting.

                  Certain of the information contained in the above table has been taken from or is based upon documents and records on file with the Commission and other publicly available information, including Schedule 13Ds (other than Schedule 13Ds filed by the Group and certain of its members individually) and the Company's Preliminary Proxy Statement for the Annual Meeting. Neither the Committee nor any member thereof takes any responsibility for the accuracy or completeness of the information contained in such documents and records.

Change in Control

                  Neither of the members of the Committee knows of any arrangement, other than otherwise described herein, the operation of which may at a subsequent date result in a change of control of the Company, or of any change of control that has occurred since January 1, 1995.

                             SOLICITATION; EXPENSES

                  The accompanying proxy in the form enclosed herewith is being solicited by and on behalf of the Committee. The solicitation of proxies will be made principally by mail and, in addition, may be made by members of the Committee personally, or by telephone or telegraph, without compensation. The Committee has also retained Morrow to assist it in the solicitation of proxies in connection herewith and in connection with the Special Meeting. The Committee has agreed to pay Morrow a fee of $25,000 in connection with both solicitations and to reimburse it for its expenses. The Committee has also agreed to indemnify Morrow against certain liabilities and expenses in connection with its engagement, including certain liabilities under the Federal securities laws. Approximately 25 employees of Morrow will solicit stockholders on behalf of the Committee. Brokers, nominees and fiduciaries will be reimbursed by the Committee for their out-of-pocket and clerical expenses in transmitting proxies and related materials to beneficial owners. The entire cost of soliciting proxies in connection herewith and in connection with the Special Meeting, estimated by the Committee to be approximately $160,000 (excluding the costs of potential litigation), will be borne by the members of the Committee and the Group in a manner to be determined by them. The total expenditures to date in connection herewith and in connection with the Special Meeting have been approximately $110,000. The Committee may seek reimbursement from the Company for those expenses and, in such event, does not intend to seek stockholder approval for such reimbursement at a subsequent meeting unless such approval is required under Delaware Law.

                       SUBMISSION OF STOCKHOLDER PROPOSALS

                  Any proposal which is intended to be presented by any stockholder for action at the Company's 1997 Annual Meeting of Stockholders must be received in writing by the Secretary of the Company, at 600 California Street, Suite 1300, San Francisco, California 94108, not later than [
        , 1997] in order for such proposal to be considered for inclusion in the proxy statement and form of proxy relating to the 1997 Annual Meeting of Stockholders. If the reconstituted Company Board of Directors adjourns the Annual Meeting, in the event that another meeting of stockholders is held prior to the 1997 Annual Meeting of Stockholders, including the rescheduled 1996 meeting, reasonable prior notice thereof will be provided to the Company's stockholders.

                                  OTHER MATTERS

                  Reference is made to the Company's Proxy Statement for the 1996 Annual Meeting of Stockholders for additional information concerning the Company's management and current directors. The principal executive offices of the Company are located at 600 California Street, Suite 1300, San Francisco, California 94108, and its telephone number is (415) 788-1903.

                       PROCEDURES FOR PREVENTING A QUORUM

                  No matter how many shares of Common Stock you own, we urge you to help prevent the establishment of a quorum at the Annual Meeting by following these instructions:

         1. DO NOT SIGN OR DELIVER THE WHITE PROXY SENT TO YOU BY THE COMPANY OR ATTEND THE ANNUAL MEETING IN PERSON.

         2. IF YOU HAVE ALREADY RETURNED A WHITE PROXY CARD SENT TO YOU BY THE COMPANY, YOU MAY REVOKE YOUR PROXY BY DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF THE COMPANY OR A LATER DATED BLUE PROXY CARD, ENCLOSED HEREIN, FOR THE ANNUAL MEETING TO THE COMMITTEE C/O MORROW & CO., INC.

         The Company BLUE proxy card will be voted in accordance with your instructions on such card at the Annual Meeting.

         ONLY IF YOU HAVE ALREADY RETURNED A WHITE PROXY CARD SENT TO YOU BY THE COMPANY THE COMMITTEE RECOMMENDS THAT YOU: WITHHOLD YOUR AUTHORITY TO VOTE FOR THE ELECTION OF ALL OF THE COMPANY NOMINEES FOR DIRECTOR; VOTE AGAINST THE PROPOSAL TO PAY THE DIVIDEND; AND ABSTAIN FROM VOTING ON THE PROPOSAL TO APPOINT KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS FOR THE COMPANY. If no marking is made on a BLUE proxy card, you will be deemed to have withheld your authority to vote for the election of all of the Company's nominees for director, voted against the proposal to pay the Dividend and abstained from voting on the proposal to appoint KPMG Peat Marwick LLP as independent accountants for the Company.

                  If you have any questions or require any additional information concerning this Proxy Statement, the Special Meeting or the Annual Meeting, please contact Morrow & Co., Inc. at 909 Third Avenue, 20th Floor, New York, New York 10022-4799, or call toll free in the United States telephone no.
(800) 662-5200, or collect outside of the United States telephone no. (212) 754-8000.

                  The Purus Stockholders' Protective Committee

November 5, 1996

                                   APPENDIX A

                    PURUS STOCKHOLDERS' PROTECTIVE COMMITTEE

1.       Name of Member:                    Peter Friedli

         Business Address:                  c/o Friedli Corporate Finance AG
                                            Freigutstrasse 5
                                            CH-8002 Zurich, Switzerland

         Present Occupation:                Investment Advisor

         Shares of Common Stock Beneficially Owned:  28,334

         Shares of Common Stock Owned of Record:   28,334

         Shares of Common Stock Purchased and Sold Within the
         Past Two Years:


                DATE                PURCHASED OR SOLD         NO. OF SHARES
                ----                -----------------         -------------

           February 1990                Purchased             9,000 (after
                                                            giving effect to
                                                            the reverse stock
                                                                 split)

          August 28, 1996               Purchased                19,334



2.       Name of Member:        Hans C. Ochsner

         Business Address:      Obstgartenstrasse 22
                                8136 Gattikon, Switzerland

         Present Occupation:    Private Investor

         Shares of Common Stock Beneficially Owned:  None

         Shares of Common Stock Owned of Record:  None

         Shares of Common Stock Purchased and Sold Within the
         Past Two Years:  None


                  No other participant in the solicitation of this Proxy Statement has any substantial interest in any matter to be acted on at the Annual or Special Meetings. Furthermore, no associate of the participants in such solicitation beneficially owns any securities of the Company and no participant owns any securities of any parent or subsidiary of the Company. None of the shares of Common Stock owned by the members of the Committee were purchased with borrowed funds.

                  Mr. Friedli was a founder of the Company. He was appointed as a director in 1992, and resigned in November 1995 in order to prevent a conflict of interest in the event that he proposed an acquisition candidate to the Board. Until January 1, 1996, Mr. Friedli was also a principal of FCF, which the Company retained as its investment banker. See "The Committee."

                  Mr. Ochsner, the other member of the Committee, is not and has not been, within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, other than as a member of the Group.

                  No participant or associate of any participant in this proxy solicitation has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or its affiliates will or may be a party, nor is any such person a party adverse to the Company in any legal proceeding, and none of such persons has a material interest adverse to the Company in any such proceeding. The Company and several individuals, including Mr. Friedli, in his capacity as a former director of the Company, have been named as defendants in a class action litigation by certain stockholders of the Company alleging violations of the securities laws, with respect to which each of Mr. Friedli and the Company are represented by separate counsel.

                                   PURUS, INC.
                                     PROXY

         THIS PROXY IS BEING SOLICITED ON BEHALF OF THE PURUS STOCKHOLDERS' PROTECTIVE COMMITTEE.
         The undersigned hereby appoints Peter Friedli and Hans C. Ochsner as proxies of the undersigned, with full power of substitution, to vote, as specified herein, all shares of Common Stock ("Common Stock") of Purus, Inc. (the "Company") owned on the record date by the undersigned at the 1996 Annual Meeting of Stockholders to be held on November 22, 1996, and any postponements or adjournments thereof.
         THE PURUS STOCKHOLDERS' PROTECTIVE COMMITTEE RECOMMENDS A "WITHHELD" VOTE ON EACH OF THE DIRECTORS LISTED BELOW:
         PROPOSAL TO ELECT THE FOLLOWING DIRECTORS TO SERVE UNTIL
         THE 1997 ANNUAL MEETING OF STOCKHOLDERS OR UNTIL THEIR
         RESPECTIVE SUCCESSORS ARE ELECTED AND QUALIFIED

         Nominees:         Russell K. Burbank
                           Michael V. Dettmers
                           Reinhard Siegrist
                           Bruce Collard
                           Hans C. Ochsner

        ______ FOR         ______ WITHHELD

For, except vote withheld from the following nominee(s):
_______________________________________________________________________________

         THE PURUS STOCKHOLDERS' PROTECTIVE COMMITTEE RECOMMENDS A VOTE "AGAINST" THE FOLLOWING PROPOSAL:
         TO RATIFY THE DECLARATION AND PAYMENT OF A CASH DISTRIBUTION IN THE AMOUNT OF $3.00 PER SHARE TO ALL STOCKHOLDERS OF RECORD ON NOVEMBER 1, 1996 ON ALL OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK, SUCH DISTRIBUTION TO BE PAYABLE ON DECEMBER 2, 1996.

         ___ FOR           ___ AGAINST              ___ ABSTAIN


         THE PURUS STOCKHOLDERS' PROTECTIVE COMMITTEE RECOMMENDS
AN "ABSTAIN" VOTE ON THE FOLLOWING PROPOSAL:
         TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS
         INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE FISCAL
         YEAR ENDING DECEMBER 29, 1996.

         ___ FOR           ___ AGAINST              ___ ABSTAIN

         This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is given, this Proxy will be voted WITHHELD on the election of each of the directors listed, AGAINST payment of the dividend and ABSTAIN on the appointment of KPMG Peat Marwick LLP as independent accountants.


                           Dated __________________________, 1996


                                 ________________________________
                                         (Signature)

                                 ________________________________
                                         (Signature)

                                 IMPORTANT: Please sign exactly as name appears herein. Each joint owner should sign. Executors, administrators, trustees and others signing in a representative capacity should give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.


PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.